Exhibit 10.2
EMPLOYMENT AGREEMENT
     This Employment Agreement (the “Agreement”) is made and entered into effective as of February ___, 2006 by and between DIRT Motor Sports, Inc., a Delaware corporation (“Employer”), and Ben Geisler, an individual residing at 908 Dean Drive, Atlanta, Georgia 30318 (“Employee”).
W I T N E S S E T H:
     WHEREAS, Employer desires to employ Employee as provided herein, and Employee desires to accept such employment pursuant to the terms of this Agreement; and
     WHEREAS, Employee shall, as an employee of Employer, have access to confidential information with respect to Employer and its affiliates;
     NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
     Employment. Employer hereby employs Employee, and Employee hereby accepts employment with Employer, upon the terms and conditions hereinafter set forth.
     Duties. Employee shall serve Employer as Executive Vice President of Operations of Employer, and shall perform the services, functions and duties relating to management and oversight of sponsorship fulfillment, national and regional touring series, sanctioned facilities, owned facilities, and all matters associated with those areas of Employer’s business as well as support of business development and marketing initiatives (“Duties”), or otherwise reasonably incident to Employee’s Duties as may be designated from time to time by the Chief Executive Officer of Employer (the “CEO”) or the Board of Directors (“Board”). Employee shall report directly to the CEO. Employee shall be based in Atlanta, Georgia, but shall travel as reasonably required by his duties under this Agreement. At the request of the Company, the Employee may relocate, in his sole discretion. Employer shall pay all reasonable moving expenses of Employee associated with such move if such relocation is determined to be in the best interest of Employer.
     Term. Unless earlier terminated pursuant to Section 7 below, this Agreement shall commence as of the date hereof (“Commencement Date”) and shall end on the third (3rd) anniversary of the Commencement Date (“Initial Term”); provided, however, that this Agreement shall automatically renew for an additional one-year period at the end of the Initial Term and any additional one-year term (“Renewal Term”), unless either party gives written notice of such party’s termination to the other party at least ninety (90) days prior to the end of the applicable term of this Agreement. As used herein, “Term” shall mean the Initial Term and any additional Renewal Terms.

     Compensation. As compensation for services rendered under this Agreement, during the Term, Employee shall be entitled to receive the compensation as provided in Exhibit A attached hereto.
     Expense Reimbursement. Employer shall reimburse Employee for all reasonable and necessary out-of-pocket travel and other expenses incurred by Employee in performance of his Duties as required under this Agreement. Employee shall submit a statement of expenses and supporting documentation (“Expense Reimbursement”) at the end of each calendar month during the Term of this Agreement. Employer shall reimburse Employee for such expenses within thirty (30) days of Employee’s submission of his Expense Reimbursement.
     Confidentiality.
          Acknowledgment of Proprietary Interest. Employee recognizes the proprietary interest of Employer and its affiliates in any Trade Secrets (as hereinafter defined) of Employer and its affiliates. Employee acknowledges and agrees that any and all Trade Secrets learned by Employee during the negotiation and Term of this Agreement shall be and are the property of Employer and its affiliates. Employer hereby acknowledges that Employee brings experience and knowledge of plans, proposals, concepts, ideas and materials relating to motorsports and event marketing (“Employee Trade Secrets”). Employer hereby acknowledges that such Employee Trade Secrets are and shall be the property of the Employee and shall not be considered Employer’s Trade Secrets. Employee further acknowledges and understands that his unauthorized disclosure of any Trade Secrets may result in irreparable injury and damage to Employer and its affiliates. As used herein, “Trade Secrets” means all confidential and proprietary information of Employer and its affiliates, now owned or hereafter acquired, including, without limitation, information derived from reports, investigations, experiments, research, work in progress, drawings, designs, plans, proposals, codes, marketing and sales programs, client lists, client mailing lists, financial projections, cost summaries, pricing formula, and all other concepts, ideas, materials, or information prepared or performed for or by Employer or its affiliates and information related to the business, products or sales of Employer or its affiliates, or any of their respective customers; provided, however, that information known to Employee prior to the Term of this Agreement and information which is in the public domain or which is otherwise publicly available shall not constitute Trade Secrets for purposes of this Agreement.
          Covenant Not-to-Divulge Trade Secrets. Employee acknowledges and agrees that Employer and its affiliates are entitled to prevent the disclosure of Trade Secrets. As a portion of the consideration for the employment of Employee and for the compensation being paid to Employee by Employer, Employee agrees at all times during the Term and thereafter, for so long as the same remains a Trade Secret, to hold in strict confidence and not to use or disclose or allow to be disclosed to any person, firm or corporation, other than to persons engaged by Employer or its affiliates, except to further the business of Employer and its affiliates and not to use except in the pursuit of the business of Employer and its affiliates, the Trade Secrets, without the prior written consent of Employer.
          Return of Materials at Termination. In the event of any termination or cessation of his employment with Employer, for any reason whatsoever, Employee will promptly deliver to Employer all documents, data and other tangible information pertaining to Trade Secrets. Employee shall not retain any documents or other information, or any reproduction or excerpt thereof, containing or pertaining to any Trade Secrets.
          Competition During Employment. Employee agrees that during the Term, he will not, directly or indirectly: (i) compete with Employer or its affiliates by engaging in the business of the promotion or sanctioning of motorsports racing on oval dirt surfaces (the “Business”); or (ii) act as an officer, director, employee, consultant, shareholder, equity holder, advisor or agent of any person or entity which is engaged in the Business in competition with Employer; provided, however, that this Section 6(d) shall not prohibit Employee or any of his affiliates from purchasing or holding an aggregate equity interest of up to 1% in any publicly-traded company which is in competition with Employer. Furthermore, Employee agrees that during the Term, he will not undertake to form or establish an organization or business engaged in the Business.
          Competition Following Employment. Employee agrees that for a period of one (1) year after the termination or cessation of his employment for Employer under Section 7(a), (c), (d) or (f) of this Agreement, he will not, directly or indirectly: (i) compete with Employer or its affiliates by engaging in the Business as defined herein; (ii) act as an officer, director, employee, consultant, equity holder, lender, advisor or agent of any person or entity which is engaged in the Business; provided, however, that this Section 6(e) shall not prohibit Employee or any of his affiliates from purchasing or holding an aggregate equity interest of up to 1% in any publicly-traded company which is in competition with Employer.
     Termination. Employee’s employment under this Agreement shall terminate upon the occurrence of any of the following events (each, a “Termination Event”):
          The expiration of the Term;
          Employee’s death;
          Employee’s Excessive Absence (as hereinafter defined);
          Written notice to Employee from Employer of termination for Just Cause (as hereinafter defined);
          Written notice to Employee from Employer of termination for any reason other than subparts (a), (b), (c) or (d) above;
          Written notice to Employer from Employee of termination for any reason other than Good Reason (as hereinafter defined); or

          Written notice to Employer from Employee of termination for Good Reason.
     In the event of the termination of Employee’s employment pursuant to (a), (c), (d) or (f), then this Agreement shall terminate without further obligations to Employee other than the payment of Employee’s Annual Salary and Incentive Compensation as further described in Exhibit A, earned by Employee as of, and payable for the period prior to, the date of the Termination Event (“Accrued Compensation”) and the timely payment of benefits Employee shall be entitled to receive after the Termination Event under such plans, programs, practices and policies as are applicable at the time of the Termination Event (“Other Benefits”).
     In the event of the termination of Employee’s employment pursuant to (b) or above, Employee shall be entitled to receive all Accrued Compensation and Other Benefits, and all options, restricted shares, and other incentive awards held by Employee which are unvested as of the date of such termination shall vest in full, and all restrictions thereon shall lapse in full.
     In the event of the termination of Employee’s employment pursuant to (e) or (g) above, Employee shall be entitled to receive all Accrued Compensation and Other Benefits and shall continue to receive the Annual Salary and Incentive Compensation, and Employer shall continue benefits to Employee and Employee’s eligible dependents at least equal to those which would have been provided to them in accordance with Employer’s Welfare Plans provided for in Exhibit A or, if more favorable to Employee, as in effect generally at any time thereafter with respect to other Peer Executives and their eligible dependents, for the remainder of the Term, or for a period of six (6) months after the Termination Event, whichever is longer, as if no termination had occurred. In addition, all options, restricted shares, and other incentive awards held by Employee which are unvested as of the date of such termination shall vest in full, and all restrictions thereon shall lapse in full. Notwithstanding anything to the contrary in this Agreement, the provisions of Section 6 above shall survive any termination, for whatever reason, of Employee’s employment under this Agreement.
     For purposes of this Section 7 the following terms have the following meanings:
“Good Reason” shall mean: (a) without the written consent of Employee, the assignment to Employee of any duties inconsistent in any material respect with Employee’s position (including status, offices, and titles) authority, duties or responsibilities as in effect on the Effective Date, or any other action by Employer which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by Employer promptly after receipt of notice thereof given by Employee; (b) a reduction by Employer of Employee’s Annual Salary as in effect on the Effective Date or as the same may be increased from time to time; (c) any breach by Employer of any of the material terms of, or the failure to perform any material covenant contained in this Agreement, including, but not limited to, the failure by Employer to fulfill all of its obligations as set forth on Exhibit A hereto, and following written notice thereof from Employee to Employer, Employer does not cure such breach or failure within thirty (30) days thereafter; provided, however, that Employer will not be entitled to cure any such breach or failure more than one time in any consecutive three month period; (d) Employer’s requiring Employee, without his consent, to be based at, or to regularly work from, any office or location other than in Atlanta, Georgia; or (e) Employee’s termination for any reason within ninety (90) days following a Change in Control of Employer as defined in Exhibit A. Employee’s continued employment shall not constitute consent to, or waiver of rights with respect to, any circumstance constituting Good Reason hereunder.
“Excessive Absence” of Employee shall mean an unauthorized absence from work (other than any absence resulting from Employee’s incapacity due to physical or mental illness or injury) for a continuous period of 60 days or for 120 days out of a continuous period of 240 days.
“Just Cause” shall mean (a) the willful and continued failure of Employee to substantially perform his Duties under this Agreement (other than any failure resulting from Employee’s incapacity due to physical or mental illness or injury, and specifically excluding any failure by Employee, after reasonable efforts, to meet performance expectations), provided that Employee does not cure such failure within thirty (30) days following written notice thereof from Employer setting forth the specific grounds upon which Employer maintains a failure to perform has arisen under this subsection; (b) the material breach by Employee of any of the terms of this Agreement, or the willful and continued failure to perform any material covenant contained in this Agreement, provided that Employee does not cure such breach within thirty (30) days following written notice from Employer setting forth the specific grounds upon which Employer maintains a breach or failure to perform has occurred; or (c) Employee’s conviction of felony under state or federal law involving dishonestly, fraud, or malfeasance in the performance of his Duties. For the purposes of this provision, no act or failure to act on the part of Employee shall be considered “willful” unless it is done, or omitted to be done, by Employee in bad faith or without the reasonable belief that Employee’s action or omission was in the best interest of Employer. Any act or omission based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Employer shall be conclusively determined to have been done, or omitted to be done, by Employee in good faith and in the best interest of Employer. The cessation of employment of Employee shall not be deemed to be for Just Cause unless and until there shall have been delivered to Employee a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Employer (excluding Employee, if Employee is a member of the Board), finding that, in the good faith opinion of such Board, Employee is guilty of the conduct described above, and specifying the particulars thereof in detail. Such finding shall be effective to terminate Employee’s employment for Just Cause only if Employee was provided reasonable notice of the proposed action and was given an opportunity, together with counsel, to be heard by the Board.
     Remedies. Employee recognizes and acknowledges that in the event of any default in, or breach of any of, the terms, conditions or provisions of this Agreement (either actual or threatened) by Employee, Employer’s and its affiliates remedies at law shall be inadequate. Accordingly, Employee agrees that in such event, Employer and its affiliates shall have the right of specific performance and/or injunctive relief in addition to any and all other remedies and rights at law, in equity or provided herein, and such rights and remedies shall be cumulative.
     Arbitration. Any claim or dispute arising under this Agreement shall be subject to arbitration, and prior to commencing any court action, the parties agree that they shall arbitrate all controversies. The arbitration shall be conducted in Atlanta, Georgia, in accordance with the Employment Dispute Rules of the American Arbitration Association (“AAA”) (though the parties may choose an arbitrator outside the AAA) and the Federal Arbitration Act, 9 U.S.C. §1, et. seq. The arbitrator shall be authorized to award both liquidated and actual damages, in addition to injunctive relief, but not punitive damages. The arbitrator(s) may also award attorney’s fees and costs, without regard to any restriction on the amount of such award under Georgia or other applicable law. Such an award shall be binding and conclusive upon the parties hereto, subject to 9 U.S.C. §10. Each party shall have the right to have the award made the judgment of a court of competent jurisdiction.
     Acknowledgments. Employer and Employee acknowledge and recognize that the enforcement of any of the provisions set forth in Section 6 above will not interfere with Employer’s Business or Employee’s ability to pursue a proper livelihood. Employer and Employee recognize and agree that the enforcement of this Agreement is necessary to ensure the preservation and continuity of the business and good will of Employer and its affiliates and Employee’s livelihood.
     Notices. Any notices, consents, demands, requests, approvals and other communications to be given under this Agreement by either party to the other shall be deemed to have been duly given if given in writing and personally delivered or sent by courier service, overnight delivery service or by registered or certified mail, postage prepaid with return receipt requested, as follows:

If to Employer:	DIRT MotorSports, Inc.
2500 McGee Drive, Suite 147
Norman, OK 73072
Attn: Chief Executive Officer

If to Employee:	Ben Geisler
908 Dean Drive
Atlanta, Georgia 30318
Notices delivered personally or by courier service or overnight delivery shall be deemed communicated as of actual receipt, and mailed notices shall be deemed communicated as of three days after the date of mailing.
     Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written between the parties hereto with respect to the subject matter hereof. No modification or amendment of any of the terms, conditions or provisions herein may be made otherwise than by written agreement signed by the parties hereto.
     Governing Law and Venue. THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE INTERPRETED, CONSTRUED, AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF GEORGIA, WITHOUT REGARD TO ITS CHOICE OF LAW PRINCIPLES.
     Parties Bound. This Agreement and the rights and obligations hereunder shall be binding upon and inure to the benefit of Employer and Employee, and their respective heirs, personal representatives, successors and assigns. Employer shall have the right to assign this Agreement to any affiliate or to its successors or assigns. The terms “successors” and “assigns” shall include any person, corporation, partnership or other entity that buys all or substantially all of Employer’s assets or all of its stock, or with which Employer merges or consolidates. The rights, duties or benefits to Employee hereunder are personal to him, and no such right or benefit may be assigned by Employee. The parties hereto acknowledge and agree that Employer’s affiliates are third-party beneficiaries of the covenants and agreements of Employee set forth in Section 6 above.

     Estate. If Employee dies prior to the payment of all sums owed, or to be owed, to Employee pursuant to this Agreement, then such sums, as they become due, shall be paid to Employee’s estate.
     Enforceability. If, for any reason, any provision contained in this Agreement should be held invalid in part by a court of competent jurisdiction, then it is the intent of each of the parties hereto that the balance of this Agreement be enforced to the fullest extent permitted by applicable law. Accordingly, should a court of competent jurisdiction determine that the scope of any covenant is too broad to be enforced as written, it is the intent of each of the parties that the court should reform such covenant to such narrower scope as it determines enforceable.
     Waiver of Breach. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party.
     Captions. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.
     Costs. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which he or it may be entitled.
     Affiliate. An “affiliate” of any party hereto shall mean any person controlling, controlled by or under common control with such party.
     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, but only one of which need be produced.
     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

EMPLOYER	EMPLOYEE
DIRT MotorSports, Inc.	Ben Geisler

By:	/s/ Paul A. Kruger	By:	/s/ Benjamin L. Geisler
	Name: Paul A. Kruger		Benjaman L. Geisler
Title: Chief Executive Officer

EXHIBIT A
1.	Annual Salary: During the Term, Employer shall pay to Employee base salary at the rate of not less than ONE HUNDRED EIGHTY THOUSAND DOLLARS ($180,000) per year (“Annual Salary”), payable in equal monthly or more frequent installments as are customary under Employer’s payroll practices from time to time. The Board of Directors or a Compensation Committee of the Board of Directors of Employer shall review Employee’s Annual Salary annually and may increase, but not decrease, Employee’s Annual Salary from year to year. The annual review of Employee’s Annual Salary shall consider, among other things, Employee’s own performance and the performance of Employer.

2.	Formulaic Incentive Compensation: Employee shall be entitled to not less than fifteen percent (15%) of the Executive Incentive Compensation Pool, as hereinafter described. The Board of Directors, in conjunction with and under the advisement of Employer’s Executive Management Team, shall create and ratify an Executive Incentive Compensation Plan no later than June 30, 2006 for FY 2006. Should the Board of Directors not ratify such a plan by June 30, 2006, said Employee shall be entitled to a bonus of $180,000 payable July 1, 2006. Should the Board of Directors not ratify an Executive Incentive Compensation Plan by December 1, 2006 and for every year after that an Executive Incentive Compensation Plan is not ratified by December 1st of the same year, Employee shall be entitled to a bonus of no less than two times his annual salary payable January 1 of the following year.

3.	Discretionary Incentive Compensation: All compensation distributed through this portion of the compensation plan shall be solely at the discretion of the Board Compensation Committee as deemed appropriate, except, however, that the Board Compensation Committee shall review the Employee eligibility for discretionary bonuses at least once a year being December 1 of each year (“Discretionary Bonus Review”). Employee’s Discretionary Bonus Review shall always be preceded by a formal review by the CEO of Employee’s overall performance for the period since the last review. The factors to be considered are as follows:
•	Employee’s ability to execute against strategic business objectives

•	Leadership, work ethic, and the sum of intangible contributions to the success of DIRT Motor Sports
Employee shall be reviewed and awarded discretionary bonuses on an independent basis, apart from other Officers in Employer, regardless of how closely other aspects of their compensation may be tied. Discretionary bonuses may come in the form of cash, grants, options, benefits, salary increases, or other mediums as deemed appropriate by the Board Compensation Committee.

4.	Welfare Benefit Plans. During the Employment Period, Employee and Employee’s eligible dependents shall be eligible for participation in, and shall receive all benefits under, the welfare benefit plans, practices, policies and programs provided by Employer and/or its affiliated companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) (“Welfare Plans”) to the extent applicable generally to Peer Executives. The Welfare Plans shall include, but not be limited to, full medical and dental coverage for Employee and Employee’s eligible dependents to be provided at Employer’s expense. Employer also shall reimburse Employee for the cost of a full and complete executive physical examination each year during the Term of the Agreement.

5.	Equipment: Employer shall provide Employee with office equipment, including but not limited to a laptop computer, printer, and cellular phone/wireless PDA.

6.	Retirement: Employee shall be immediately eligible to participate in Employer sponsored retirement plan as of the date of this Agreement. Employer shall match Employee’s contributions up to 5% of gross compensation.

7.	Vacation: Employee shall accrue 1.5 days of vacation per month of employment in addition to traditional holidays, shut down periods and/or applicable sick/comp days. Unused vacation shall accumulate during the term of the Agreement and shall be paid to Employee upon the termination of this Agreement for any reason, at Employee’s Annual Salary rate effective immediately prior to the termination of this Agreement.

8.	Stock Options/Restricted Stock: Employee shall be entitled to receive grants of stock options as may be determined by the Board of Director’s from time to time in its sole discretion. Employer shall grant to Employee a five year option to purchase 300,000 shares of the Employer’s common stock at an exercise price of $3.75 per share (“Options”). Such Options shall become exercisable as follows: 75,000 upon the effective date of this Agreement, 75,000 on the one year anniversary of this Agreement, 75,000 on the two year anniversary of this Agreement and 75,000 on the three anniversary of this Agreement. If the Employee is terminated or the Employment Agreement is not renewed, for any reason, or if said Agreement otherwise expires, any of such Options which have not vested as of the date of such termination shall become vested in full and immediately exercisable for a sixty (60) day period after such termination (or, in the event of Employee’s death or Excessive Absence, exercisable for a period of one year after such termination) and shall expire following such sixty (60) day period (or one year period, as the case may be). Additionally, Employee shall be issued 150,000 shares of restricted common stock (the “Restricted Shares”). Upon the mutual agreement of the parties hereto, the Restricted Shares may be granted in the form of restricted stock units. The Restricted Shares shall cliff vest upon the occurrence of the one of the following events, whichever occurs first:
(a) an initial public offering of Employer;

(b) a Change in Control of Employer, described as follows:
(i) any person within the meaning of Section 13(d) and 14(d) of the Securities Exchange Act or 1934, as amended (the “Exchange Act”), other than Employer (including its subsidiaries, directors or executive officers) has become the beneficial owner, within the meaning of Rule 13d-3 under the Exchange Act, of 50 percent or more of the combined voting power of Employer’s then outstanding common stock or equivalent in voting power of any class or classes of Employer’s outstanding securities ordinarily entitled to vote in elections of directors (“voting securities”);
(ii) shares representing fifty (50%) percent or more of the combined voting power of the Employer’s voting securities are purchased pursuant to a tender offer or exchange offer (other than an offer by Employer or its subsidiaries or affiliates);
(iii) as a result of, or in connection with, any tender offer or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a “Transaction”), the persons who were directors of the Employer before the Transaction shall cease to constitute a majority of the Board of Directors of Employer or of any successor to Employer;
(iv) Employer is merged or consolidated with another corporation and as a result of such merger or consolidation less than fifty (50%) percent of the outstanding voting securities of the surviving or resulting corporation shall then be owned in the aggregate by the former shareholders of Employer, other than (A) any party to such merger or consolidation, or (B) any affiliates of any such party; or
(v) Employer transfers more than 50 percent of its assets, or the last of a series of transfers results in the transfer of more than 50 percent of the assets of Employer, to another entity that is not wholly-owned by Employer. For purposes of this Paragraph 8, the determination of what constitutes fifty (50%) percent of the assets of Employer shall be made by the Board of Directors of the Employer, as constituted immediately prior to the events that would constitute a change of control if 50 percent of the Employer’s assets were transferred in connection with such events, in its sole discretion;
(c) upon the discretion of the Board of Directors with Employee consent;
(d) upon termination of Employee’s employment under Section 7(a), (b),(e), or (g) of this Agreement; or
(e) January 1, 2009.

If Change in the Control of Employer, as described above, occurs, then all shares identified in this paragraph 8 shall immediately vest upon the date of such change. Employer shall file and provide to Employee all the necessary paperwork as required for ownership of stock grants and restricted stock within 30-days of execution of this Agreement.

9.	Legal Fees Reimbursement: Employer agrees to reimburse Employee upon receipt of written invoice, within thirty (30) days of execution of this Agreement, for all costs, including legal fees, associated with the negotiation and execution of this Agreement, such amount not to exceed Five Thousand Dollars ($5,000).